Exhibit 99.3

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contacts:	Willard Hill
1-914-765-3860
Elizabeth James
1-914-765-3889

Investor Contact:	Greg Diamond
1-914-765-3190

FITCH PLACES MBIA ON RATING WATCH NEGATIVE PENDING MBIA RAISING ADDITIONAL CAPITAL; SAYS IT ANTICIPATES AFFIRMING MBIA’S RATINGS WITH STABLE OUTLOOK IF ADDITIONAL CAPITAL IS RAISED WITHIN 4-6 WEEKS

ARMONK, N.Y.—December 21, 2007— MBIA Inc. (NYSE: MBI) Fitch Ratings yesterday announced that, pending MBIA’s raising additional capital, it had placed the AA ratings of MBIA Inc. and AAA ratings of MBIA Insurance Corporation and its subsidiaries on Rating Watch Negative. In its press release, Fitch indicated that MBIA has a shortfall of approximately $1 billion and stated that, “If at any time during the next four-to-six weeks, MBIA is able to obtain capital commitments and/or put in place reinsurance or other risk mitigation measures, on top of the $1 billion capital commitment the company received from Warburg Pincus, that would help improve MBIA’s Matrix result at an ‘AAA’ rating stress, Fitch would anticipate affirming MBIA’s ratings with a Stable Rating Outlook.” Fitch also noted that if MBIA is unable to obtain capital commitments or put into place reinsurance or other risk mitigation measures to address its capital shortfall in the noted timeframe, Fitch would expect to downgrade MBIA’s IFS ratings by one notch to ‘AA+’.

Gary Dunton, Chairman and Chief Executive Officer stated, “We continue to make steady progress with the implementation of the remaining components of the capital plan presented to Fitch, and we are confident that we will be able to satisfy the criteria in a timely manner to ensure that our Stable Rating Outlook is restored to our Triple-A ratings.”

The Company previously announced a commitment by Warburg Pincus to invest $1 billion in MBIA’s common stock and anticipates that the transaction will close in a timely manner.

This release contains statements about future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution you that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiaries, MBIA Insurance Corporation, MBIA UK Insurance Limited and MBIA Mexico have financial strength ratings of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings. MBIA has offices in London, Madrid, Mexico City, Milan, New York, Paris, San Francisco, Sydney and Tokyo. Please visit MBIA’s Web site at www.mbia.com.

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